Exhibit 17(b)

[KBW LETTERHEAD]

July 30, 2024

Re: CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

Ladies and Gentlemen:
We hereby consent to the inclusion of our opinion letter to the Special Committee of the Board of Directors of Silver Spike Investment Corp. as Annex C to the Proxy Statement/Prospectus which forms a part of Pre-Effective Amendment No. 2 to the Registration Statement on Form N-14 filed on the date hereof with the Securities and Exchange Commission (the “Registration Statement”) relating to the proposed purchase of certain investment assets from Chicago Atlantic Loan Portfolio, LLC, and to the references to such opinion and the quotation or summarization of such opinion contained therein.
  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Keefe, Bruyette & Woods, Inc.
KEEFE, BRUYETTE & WOODS, INC.